UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 19, 2004

CANARGO ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32145	91-0881481

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

CanArgo Energy Corporation
P.O. Box 291, St. Peter Port
Guernsey, British Isles	GY1 3RR

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (44) 1481 729 980

(Former Name or Former Address, if Changed Since Last Report)

The matters discussed in this Current Report on Form 8-K include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

Item 5. Other Events.

On May 28, 2004, CanArgo Energy Corporation (“CanArgo”) issued a press release announcing that, at a Special Meeting of Stockholders held on May 28, 2004, its stockholders had passed a proposal which authorizes CanArgo to issue up to 75 million shares of common stock.

A Registration Statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective nor is there any offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CanArgo also announced in the May 28, 2004 Press Release that pursuant to a signed an agreement between CanArgo Acquisition Corporation, a wholly owned subsidiary of CanArgo, and Stanhope Solutions Ltd., it had completed a transaction to sell its interest in the Bugruvativske Field in Ukraine for $2 million. CanArgo received $250,000 as an initial payment and will receive the remaining $1,750,000 based on certain production targets being achieved on the project.

A copy of CanArgo’s press release is attached hereto as Exhibit 99.1.

CanArgo signed a Promissory Note with Cornell Capital Partners, LP (“Cornell”) on May 19, 2004 whereby Cornell agreed to advance CanArgo the sum of $1,500,000. This amount shall be payable on the earlier of 180 days from the date of the Promissory Note or within 60 days from the date that CanArgo’s Registration Statement on Form S-3 filed on May 6, 2004 is declared effective. If the Promissory Note is not repaid in full when due interest shall accrue on the outstanding principal owing at the rate of twelve per cent (12%) per annum. At Cornell’s option any such interest due shall be paid either in CanArgo Common Stock or in cash. CanArgo shall pay to Cornell a commitment fee of five per cent (5%) of the amount of the Promissory Note which shall be set off against the first $75,000 of fees payable by CanArgo to Cornell under the

Standby Equity Distribution Agreement dated 11 February 2004. The Promissory Note will become immediately due and payable upon the occurrence of any of the following:- (i) failure to pay the amount of any principal or interest when due under the Promissory Note; (ii) any proceedings under any bankruptcy laws of the United States of America or under any insolvency, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction is filed by or against CanArgo for all or any part of its property. The proceeds of the advance from Cornell will be used by CanArgo to order long lead items for its drilling program in Georgia and for working capital purposes. In the event the Registration Statement is declared effective, CanArgo intends to use the net proceeds to be received by CanArgo pursuant to a takedown under the Standby Equity Distribution Agreement dated February 11, 2004 and filed as an Exhibit to the Form S-3 filed with the Securities and Exchange Commission on May 6, 2004 (File 333-115261) to repay the Promissory Note. A copy of the Promissory Note is attached hereto as Exhibit 10.1.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release, dated May 28, 2004, issued by CanArgo Energy Corporation

10.1	Promissory Note between CanArgo Energy Corporation and Cornell Capital Partners, LP

10.2	Sales Agreement between CanArgo Acquisition Corporation and Stanhope Solutions Ltd.

10.3	2004 Long Term Stock Incentive Plan

Item 9. Regulation FD Disclosure

On May 28, 2004, CanArgo issued a Press Release regarding the results of a Special Meeting of Stockholders held on May 28, 2004 and its recent sale of its interest in the Bugruvativske Field in Ukraine. See Exhibit 99.1 furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANARGO ENERGY CORPORATION
Date: June 3, 2004	By:	/s/Liz Landles

Liz Landles, Corporate Secretary